SUBLEASE AGREEMENT

     THIS AGREEMENT is made this 27th day of June, 1997, by and between CONTOUR MEDICAL, INC., a Nevada corporation, (hereinafter referred to as "Sublessor"), whose address is 6025 Shiloh Road, Alpharetta, GA 30005 and RawCar GROUP, L.L.C., a Michigan limited liability company, (hereinafter referred to as "Sublessee"), whose address is 4100 E. Baldwin Road, Grand Blanc, MI 48439.

     W I T N E S S E T H:

     WHEREAS, Sublessor has entered into that certain Lease (hereinafter referred to as the "Prime Lease") for a term ending June 30, 2000 with William
A. and Gerald Gehrand as Lessor (hereinafter referred to as the "Prime Lessor") for lease of approximately 33,060 square feet for property located at 3340 Scherer Drive and approximately 32,000 square feet located at 3360 Scherer Drive in St. Petersburg, Florida; and

     WHEREAS, Sublessor wishes to sublet a portion of the subject property of the Prime Lease to Sublessee, and Sublessee wishes to sublease the same from Sublessor upon the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and promises as hereinafter set forth, the parties hereby agree as follows:

                            ARTICLE 1
                  CONSTRUCTION WITH PRIME LEASE

     1.1 The terms, conditions and provisions of the Prime Lease are incorporated herein by reference and shall, as between Sublessor and Sublessee, constitute the terms, conditions and provisions of the Sublease, except to the extent that such are inapplicable to, inconsistent with or modified by the provisions of this Sublease. Nothing contained in this Sublease shall be construed to create any privily of estate or of contract between Sublessee and the Prime Sublessor.

                            ARTICLE 2
                         LEASED PREMISES

     2.1 Sublessor hereby demises and leases unto Sublessee the real estate and improvements comprising approximately 33,060 square feet (hereinafter referred to as "Premises") located in the City of St. Petersburg, Florida, and commonly known as 3340 Scherer Drive.

                            ARTICLE 3
                               TERM

     3.1 The term of this Sublease shall be for a period commencing July 1, 1997 and ending June 30, 2000.

     3.2 If for any reason the Prime Lease is terminated prior to the expiration date hereof, this Sublease shall thereupon be terminated and Sublessor shall not be liable to Sublessee by reason thereof unless said termination shall have resulted from the breach or default of Sublessor under the Prime Lease.

                            ARTICLE 4
                               RENT

     4.1 Sublessee shall pay to Sublessor at the address set forth above, or at such other address as Sublessor may designate in writing, as rent for the Premises, the minimum annual sum of One Hundred Thirty-Nine Thousand Eight Hundred Forty-Three and 80/100 ($139,843.80) Dollars, payable without prior demand, in equal monthly installments of Eleven Thousand Six Hundred Fifty Three and 65/100 ($11,653.65) Dollars, each in advance on or before the first day of each calendar month during the term of this Sublease, plus sales tax and an annual increase measured by reference to the Consumer Price Index as provided in Section 6 of the Prime Lease.

                            ARTICLE 5
                        USE AND OCCUPANCY

     5.1 Sublessee agrees that the Premises shall not be used for any purpose in violation of any law, ordinance or regulation and that Sublessee shall comply with all laws, ordinances and regulations applicable to the Premises. Sublessor warrants that the Premises may continue to be used for manufacturing and other purposes to the same extent that such were so used by Sublessor during the period of the Prime Lease preceding the term of this Sublease, notwithstanding any provision of the Prime Lease to the contrary.

                            ARTICLE 6
                     TAXES AND OTHER CHARGES

     6.1 Sublessee shall have no obligation for any real property taxes applicable to the Premises.

     6.2 Sublessee shall pay when due and before the assessment of any penalty or interest, directly to the appropriate governmental authorities, all taxes, assessments and charges of any kind assessed or levied upon any personal property of Sublessee located upon the Premises.

     6.3 Sublessee agrees to defend and hold Sublessor harmless from liability for any and all taxes for which Sublessee is responsible hereunder, together with any interest, penalties or other sums thereby imposed, and from any sale or other proceeding to enforce payment thereof.

                            ARTICLE 7
                            INSURANCE

     7.1 Sublessor shall at all times during the term of this Sublease maintain in force insurance as required under Section 3 of the Prime Lease.

     7.2 All insurance costs for the coverages required under Paragraph 7.1 hereof shall be prorated based upon the ratio of the square footage of the Premises to the square footage of the entire property leased under the Prime Lease and for the first and last years of this Sublease shall be prorated between Sublessor and Sublessee on the basis of the ratio between the time the Premises are leased to Sublessee and the time the Premises are not so leased. Sublessee shall reimburse Sublessor for Sublessee's share of the insurance costs as herein provided and shall make payment to Sublessor therefor as additional rent hereunder payable at the time and place rent shall be due.

     7.3 All insurance policies maintained as provided in this Article shall name Sublessee as an additional insured and shall provide that they will not be canceled without at least thirty (30) days prior written notice to each named insured.

     7.4 Each policy of insurance shall provide that the insurer waives any right of subrogation against either party in connection with or arising out of any damage or loss covered by such insurance. Each of the parties hereby releases and relieves the other, and waives such party~s entire right of recovery against the other, for loss or damage arising out of or incident to the risks insured against under this Article, whether due to the negligence of Sublessor or Sublessee, their agents, employees, contractors, invitees, licensees or guests, to the extent of any recovery under such insurance.

                            ARTICLE 8
                         INDEMNIFICATION

     8.1 Sublessee shall indemnify and hold Sublessor harmless from and against any and all claims for loss or damage to person or property arising from Sublessee's use or occupancy of the Premises or any activity permitted or suffered by Sublessee to be conducted on or about the Premises Sublessee further agrees to indemnify and hold Sublessor harmless against any and all claims arising from any breach or default in the performance of any obligation on Sublessee's part to be performed hereunder, or arising from any negligence of Sublessee, its agents, officers, employees, contractors, representatives, invitees, licensees and guests, and from and against all costs, attorney fees, expenses and liabilities incurred by Sublessor in the defense of any such claim or action brought thereon. Sublessor shall indemnify and hold Sublessee harmless from and against any and all claims for loss or damage to person or property arising from any negligent act or omission of Sublessor, its agents, officers, employees, contractors, representatives, invitees, licensees and guests, and from and against all costs, attorney fees, expenses and liabilities incurred by Sublessee in the defense of any such claim or action brought thereon.

                            ARTICLE 9
               REPAIRS, MAINTENANCE AND OTHER COSTS

     9.1 Sublessee shall, throughout the term of this Sublease, at Sublessee's sole cost and expense, maintain the interior of the Premises in good order and repair, including, but not limited to, all plumbing, electrical and air conditioning elements serving the Premises, and shall pay for all water, sewer and refuse collection for the Premises. Sublessor shall be responsible for maintaining in good order and repair the remainder of the Premises, including, but not limited to, the roof, outer walls, foundation, drive, parking areas and grounds. 9.2 If within a reasonable time after notice to Sublessor of the need of repairs or maintenance for which Sublessor is responsible hereunder, Sublessor neglects to undertake such repairs or maintenance, Sublessee may undertake same and deduct the expenses thereof from the rent due Sublessor.

                            ARTICLE 10
                      FIRE OR OTHER CASUALTY

     10.1 If the Premises should be damaged or destroyed by fire, flood or other casualty, Sublessee shall give immediate notice thereof to Sublessor. Should the Premises be totally destroyed, or so damaged that rebuilding or repairs cannot reasonably be completed within ninety (90) days from the date of written notification by Sublessee to Sublessor of the occurrence of the damage, this Sublease shall terminate and rent shall be abated for the unexpired portion of the Sublease, effective as of the date of said written notification. If the Premises shall be damaged, but not to such an extent that rebuilding or repairs cannot reasonably be completed within ninety (90) days from the date of written notification by Sublessee to Sublessor of the occurrence of the damage, this Sublease shall not terminate, but Sublessor shall, if the casualty has occurred prior to the final six (6) months of the Sublease term, at Sublessor's full cost and risk, proceed forthwith to rebuild or repair the Premises to substantially the same condition in which they existed prior to such damage. If the casualty occurs during the final six (6) months of the Sublease term, Sublessor shall not be required, but may, rebuild or repair such damage. If the Premises, whether or not they are to be rebuilt or repaired, remain for any time untenantable in whole or in part following such damage, the rent payable hereunder during the period in which they are untenantable shall be adjusted appropriately. In the event that Sublessor fails to complete such rebuilding or repair within ninety (90) days from the date of written notification by Sublessee to Sublessor of the occurrence of the damage, Sublessee may, at its option, terminate this Sublease by written notification at such time to Sublessor, whereupon all rights and obligations hereunder shall cease.

                            ARTICLE 11
                    ASSIGNMENT AND SUBLETTING

     11.1 Sublessee shall have the right without the prior written consent of Sublessor to assign this Sublease or sublet the Premises, provided any such assignee or sublessee shall agree to comply with the terms of this Sublease. Any such assignment or sublease shall not relieve Sublessee of its obligations under this Sublease.

                            ARTICLE 12
                      NO PRIME LEASE RENEWAL

     12.1 Sublessor hereby agrees not to seek or enter into any extension, renewal or additional lease with respect to the Premises extending beyond the expiration date of the term hereof.

                            ARTICLE 13
                          ENVIRONMENTAL

     13.1 To the best knowledge of Sublessor, (i) no Hazardous Waste (as defined below) or Hazardous Material (as defined below) is present on the Premises, nor has Sublessor ever generated, transported, used, stored, treated, disposed of or managed any Hazardous Waste or Hazardous Material,
(ii) Sublessor has no material liability and has not violated in any material respect any Environmental Law (as defined below), (iii) Sublessor is in compliance in all material respects with all applicable Environmental Laws, and (iv) Sublessor has never entered into or been subject to any material judgment, consent decree, compliance order or administrative order with respect to any material environmental or health and safety matter or received any demand letter, formal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any environmental law.

     13.2 Sublessor hereby agrees to indemnify, defend and hold harmless Sublessee from and against all claims, liabilities and expenses, including reasonable attorney fees, arising from or incurred in connection with any Hazardous Waste or Hazardous Material on or about the Premises or relating to any investigation or clean-up of Hazardous Waste or Hazardous Material on or about the Premises to the extent that such Hazardous Waste or Hazardous Material is present at the time possession is delivered as provided hereunder.
13.3 For purposes of this Sublease, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant or contaminant, as defined or regulated under any Environmental Law or any other substance which may pose a threat to the environment or to human health or safety; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; and (iii) "Environmental Law" shall mean any environmental or health and safety related law, regulation, rule, ordinance or bylaw at the foreign, federal, state or local level, whether existing as of the date hereof, previously enforced or subsequently enacted.

                            ARTICLE 14
                           NON-WAIVER

     14.1 The failure by Sublessor or Sublessee to insist upon prompt and strict performance of any of the terms, conditions or undertakings of this Sublease shall not be construed as a waiver of the same or any other term, condition or undertaking.

                            ARTICLE 15
                             NOTICES

     15.1 Any notices or consents to be given by or on behalf of either party to the other shall be in writing and delivered by mail, registered or certified, return receipt requested, to each party at the address first above written. All notices shall be deemed effective upon mailing.

                            ARTICLE 16
                 APPLICABLE LAW AND CONSTRUCTION

     16.1 The laws of the State of Michigan shall govern the validity, performance and enforcement of this Sublease. The invalidity or unenforceability of any provision of this Sublease shall not affect or impair any other provision. The submission of this document for examination does not constitute an offer to lease, or a reservation of or option for the Premises, and becomes effective only upon execution and delivery thereof by Sublessor and Sublessee.

     16.2 The terms, covenants, agreements, conditions and undertakings contained herein shall be binding upon and shall inure to the benefit of the successors, heirs, assigns and personal representatives of the parties hereto.

     16.3 All negotiations, considerations, representations and understandings between the parties with respect to the subject matter hereof are incorporated herein and in the Prime Lease (to the extent that such is not inconsistent herewith) and may be modified or altered only by agreement in writing by the parties.

     16.4 The headings of the several Articles contained herein are for convenience only and do not define, limit or construe the contents of such Articles.

     IN WITNESS WHEREOF, the parties hereto have executed this Sublease Agreement as of the day and year first above written.

                              SUBLESSOR:

                              CONTOUR MEDICAL, INC.

                              By:/s/ Donald F. Fox
                                   Donald F. Fox
                                   Its: President

                              SUBLESSEE:

                              RAWCAR GROUP, L.L.C.

                              By:/s/ Richard A. Weaver
                                   Richard A. Weaver, Member